Exhibit 4.8

Form of Warrant

THE WARRANT REPRESENTED BY THIS CERTIFICATE HAS BEEN ACQUIRED FOR INVESTMENT PURPOSES ONLY AND NEITHER SUCH WARRANT NOR THE PREFERRED SHARES ISSUABLE UPON ITS EXERCISE (COLLECTIVELY, THE “SECURITIES”) HAVE BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”) OR ANY SECURITIES LAWS OF ANY STATE OF THE UNITED STATES.  THE SECURITIES MAY NOT BE TRANSFERRED, SOLD OR OFFERED FOR SALE IN THE ABSENCE OF SUCH REGISTRATION OR AN OPINION OF COUNSEL SATISFACTORY TO THE COMPANY AND ITS COUNSEL THAT SUCH REGISTRATION IS NOT REQUIRED UNDER THE SECURITIES ACT.  COPIES OF THE AGREEMENTS COVERING THE PURCHASE OF THE SECURITIES AND RESTRICTING THEIR TRANSFER MAY BE OBTAINED FREE OF CHARGE BY WRITTEN REQUEST MADE BY THE HOLDER OF RECORD OF THIS CERTIFICATE TO THE COMPANY AT ITS PRINCIPAL EXECUTIVE OFFICE.

Warrant No. 8

Warrant to purchase 3,406,824 shares of
Series E Preferred Shares
(subject to adjustment)

March 5, 2014

XUNLEI LIMITED

SERIES E PREFERRED SHARES PURCHASE WARRANT

THIS CERTIFIES THAT, Skyline Global Company Holdings Limited (the “Initial Holder”), and/or such other Person(s) it designates, are entitled to purchase, for due and valuable consideration received, and subject to the terms and provisions set forth herein, in aggregate 3,406,824 Series E Preferred Shares of the Company (the “Warrant Shares”), as adjusted in the manner described in Section 6 below.

Section 1.      Definitions.  As used herein, the following terms shall have the following meanings:

(a)           “Affiliate” shall mean any Person that directly or indirectly, through one or more intermediaries, controls, or is controlled by, or is under common control with the Initial Holder or is designated as an Affiliate thereby.

(b)           “beneficial owner” shall have the meaning assigned to such term in Rule 13d-3 promulgated under the Exchange Act.

(c)           “Commission” shall mean the Securities and Exchange Commission, or any other federal agency at the time administering the Securities Act.

(d)           “Company” shall mean Xunlei Limited, a Cayman Islands company.

(e)           “Change of Control” shall mean any of the following transactions, (i) any merger or consolidation of the Company with or into any other entity or any other similar transaction, whether in a single transaction or series of related transactions, where the shareholders of the Company immediately prior to such transaction in the aggregate cease to own at least fifty percent (50%) of the voting securities of the entity surviving or resulting from such transaction (or the ultimate parent thereof); (ii) an initial public offering of the Company’s Common Shares or American depositary shares representing Common Shares; (iii) any transaction or series of related transactions in which in excess of fifty percent (50%) of the Company’s voting power is transferred to any Person; and (iv) the sale, transfer, lease, assignment, conveyance, exchange, mortgage or other disposition of all or substantially all of the assets of the Company and its Subsidiaries on a consolidated basis.

(f)            “control” (including the terms “controlled by” and “under common control with”), with respect to the relationship between or among two or more Persons, means the possession, directly or indirectly or as trustee, personal representative or executor, of the power to direct or cause the direction of the affairs or management of a Person, whether through the ownership of voting securities, as trustee, personal representative or executor, by contract, credit arrangement or otherwise.

(g)           “Current Holder” shall mean the Initial Holder or any person who shall at the time be the registered holder of this Warrant.

(h)           “Date of Grant” shall mean March 5, 2014.

(i)            “Exchange Act” shall mean the Securities Exchange Act of 1934, as amended, or any successor federal statute, and the rules and regulations of the Commission thereunder, all as the same shall be in effect at the time.

(j)            “Exercise Date” shall mean the effective date of the delivery of the Notice of Exercise pursuant to Sections 4 and 12 below.

(k)           “Group” shall have the meaning assigned to such term in Section 13(d)(3) of the Exchange Act.

(l)            “Common Shares” shall mean the common shares, par value $0.00025 per share, of the Company.

(m)          “Person” shall mean any individual, corporation, limited liability company, limited or general partnership, joint venture, association, joint stock company, trust, unincorporated organization, government or agency or political subdivision thereof or any Group comprised of two or more of the foregoing.

(n)           “Preferred Shares” shall have the same meaning as that set forth in the Purchase Agreement.

(o)           “Purchase Agreement” shall mean that certain Share Purchase Agreement dated as of February 13, 2014 by and among the Company, the Initial Holder and certain parties thereto.

(p)           “Securities Act” shall mean the Securities Act of 1933, as amended, or any successor federal statute, and the rules and regulations of the Commission thereunder, all as the same shall be in effect at the time.

(q)           “Series E Preferred Shares” shall mean Series E Preferred Shares, each of a par value of US$0.00025, in the authorized share capital of the Company.

(r)            “Subsidiary” shall mean any entity as to which the Company owns, directly or indirectly, fifty percent (50%) or more of such entity’s voting securities, or any entity otherwise controlled, by ownership or by contract or otherwise, directly or indirectly by the Company.

Section 2.      Issuance of Warrant.  Subject to the terms and conditions hereinafter set forth, the Initial Holder is entitled to, pursuant to the terms hereof, to purchase, and/or designate such other Person(s) to purchase, in aggregate, up to 3,406,824 Series E Preferred Shares, at the price of US$2.81787412 per share (as adjusted pursuant to Section 6 hereof, the “Exercise Price”).

Section 3.      Term.  This Warrant is exercisable at the option of the Current Holder, at any time and from time to time, no later than the earlier of (i) the pricing date of the initial public offering of the Company’s securities or (ii) March 1, 2015.

Section 4.      Method of Exercise.

(a)           Method of Exercise.  Subject to Section 3 above and in compliance with all applicable securities laws, the purchase right represented by this Warrant may be exercised, in whole or in part and from time to time, by the Current Holder by, (i) surrender of this Warrant and delivery of a duly executed Notices of Exercise in the form attached hereto as Exhibit A (the “Notice of Exercise”) at the principal office of the Company; and (ii) payment of the Exercise Price then in effect in U.S. dollars in immediately available fund, by wire transfer to a bank account designated by the Company.

(b)           Delivery of Certificates.  The certificates for the Warrant Shares so purchased shall be delivered to the Current Holder and/or such other Person(s) designated by the Current Holder on the day of any exercise of the purchase right represented by this Warrant and the Company shall make relevant entries to the register of members of the Company to record and give effect to the issue of the Warrant Shares to the Current Holder upon exercise of the purchase right represented by this Warrant, and, unless this Warrant has been fully exercised, a new warrant representing the portion of the Warrant Shares with respect to which this Warrant has not been exercised by then shall also be concurrently issued.

(c)           No Fractional Shares.  No fractional shares shall be issued in connection with any exercise hereunder, but in lieu of such fractional shares the Company shall make a cash payment therefor based upon the fair market value per Warrant Share.

Section 5.      Representations and Warranties of the Company.

(a)           Due Authorization and Valid Issuance.  All of the Warrant Shares that may be issued upon the exercise of the purchase right represented by this Warrant, and all Common Shares issuable upon conversion of such Warrant Shares shall, upon issuance, be duly authorized, validly issued, fully paid and nonassessable, and free of any and all liens and encumbrances other than restrictions on transfer under applicable federal and state securities laws.  Unless this Warrant has been fully exercised, the Company shall at all times have authorized and reserved a sufficient number of Warrant Shares for the issuance upon the exercise of the purchase right represented by this Warrant, and a sufficient number of Common Shares for the issuance upon the conversion of such Warrant Shares.

(b)           Binding Obligation.  This Warrant has been duly authorized and executed by the Company and is a valid and binding obligation of the Company enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws of general application affecting the enforcement of creditors’ rights.

(c)           No Violation.  The execution and delivery of this Warrant are not, and the issuance of the Warrant Shares upon exercise of this Warrant in accordance with the terms hereof will not be inconsistent with the Company’s Amended and Restated Memorandum and Articles of Association adopted on March 5, 2014 (the “Articles”), do not and will not contravene any law, governmental rule or regulation, judgment or order applicable to the Company, and do not and will not conflict with, or constitute a material default under, any material indenture, mortgage, contract or other instrument to which the Company is a party or by which it is bound, or require the registration or filing with or the taking of any action in respect of or by, any government authority or agency (other than such consents, approvals, notices, actions and filings as have already been obtained or made, as the case may be).

(d)           Representations and Warranties in the Purchase Agreement.  Upon exercise of the purchase right represented by this Warrant in accordance with the terms and conditions set forth herein, the representations and warranties set forth in Section 3 of the Purchase Agreement shall be deemed to be made by the Warrantors (as defined in the Purchase Agreement) to the party purchasing the Warrant Shares upon exercise of this Warrant, and Section 6 of the Purchase Agreement shall apply mutatis mutandis to and for the benefit of such purchasing party(ies).

Section 6.      Adjustment of Exercise Price and Number of Shares.  The Exercise Price of this Warrant shall be subject to adjustment from time to time as follows:

(a)           Special Definitions.  For purposes of this Section 6, the following terms shall have the following definitions:

(1)           “Additional Common Shares” shall mean all Common Shares issued (or deemed to be issued pursuant to Section 6(c) below) by the Company after the Date of Grant, other than (x) the ESOP Shares, and (y) any Common Share issued or issuable:

(i)    as a dividend or distribution on the Preferred Shares or Common Shares;

(ii)   upon conversion of any Preferred Shares;

(iii)  pursuant to any public offering (including, without limitation, an initial public offering) of the Company;

(iv)  pursuant to the acquisition of another corporation or entity by the Company by consolidation, merger, purchase of assets, or other reorganization in which the Company acquires, in a single transaction or series of related transactions, all or substantially all assets of such other corporation or entity, or fifty percent (50%) or more of the equity ownership or voting power of such other corporation or entity; and

(v)   pursuant to the exercise of this Warrant.

(2)           “Convertible Securities” shall mean any evidences of indebtedness, shares or other securities directly or indirectly convertible into Common Shares.

(3)           “Options” shall mean rights, options or warrants to subscribe for, purchase or otherwise acquire Common Shares or Convertible Securities, excluding the ESOP Shares.

(4)           “ESOP Shares” shall mean up to 26,822,828 Common Shares, or options or warrants therefore, issued or issuable to employees, officers, directors, contractors, advisors or consultants of the Company pursuant to the Company’s 2010 ESOP Plan (as defined in the Purchase Agreement), and 9,073,732 Common Shares issued to Leading Advice Holdings Limited pursuant to the Company’s 2013 RS Plan (as defined in the Purchase Agreement).

(5)           “Rights” shall mean all rights issued by the Company to acquire Common Shares whether by exercise of warrants, options or similar calls, or conversion of any existing instruments, in each case for consideration fixed, in amount or by formula, as of the date of issuance.

(b)           No Adjustment of Exercise Price.  No adjustment in the number of Warrant Shares issuable upon exercise of this Warrant shall, by adjustment to the Exercise Price hereunder, be made unless the Fair Market Value of the consideration per share (determined pursuant to Section 6(e) below) received by the Company for an Additional Common Share issued or deemed to be issued by the Company is less than the Fair Market Value per Common Share on the date of and immediately prior to the issuance of such additional shares.

(c)           Issue of Securities and Deemed Issue of Additional Common Shares.  If the Company at any time or from time to time after the Date of Grant issues any Options, Convertible Securities or Rights, then the maximum number of Common Shares (as set forth in the instrument relating thereto without regard to any provision contained therein for a subsequent adjustment of such number) issuable upon the exercise, conversion or exchange of such Options, Convertible Securities or Rights shall be deemed to be Additional Common Shares issued as of the time of such issuance; provided that Additional Common Shares shall not be deemed to have been issued unless the Fair Market Value of the consideration per share (determined pursuant to Section 6(e) below) received by the Company for such Additional Common Shares would be less than the Fair Market Value per Common Share on the date of and immediately prior to such issuance, or such record date, as the case may be, and provided, further, that in any such case:

(1)           no further adjustment in the Exercise Price shall be made upon the subsequent issue of Common Shares upon the exercise, conversion or exchange of such Options, Convertible Securities or Rights;

(2)           upon the expiration or termination of any unexercised Options, Convertible Securities or Rights, the Exercise Price shall be adjusted immediately to reflect the applicable Exercise Price which would have been in effect had such Options, Convertible Securities or Rights (to the extent outstanding immediately prior to such expiration or termination) never been issued; and

(3)           in the event of any change in the number of Common Shares issuable upon the exercise, conversion or exchange of any Options, Convertible Securities or Rights, including but not limited to a change resulting from the anti-dilution provisions thereof, the then-effective Exercise Price shall forthwith be readjusted to such Exercise Price as would have applied had the Exercise Price adjustment that was originally made upon the issuance of such Options, Convertible Securities or Rights which were not exercised, converted or exchanged prior to such change been made upon the basis of such change, but no further adjustment shall be made for the actual issuance of Common Shares upon the exercise, conversion or exchange of such Options, Convertible Securities or Rights.

(d)           Adjustment of Exercise Price upon Issuance of Additional Common Shares.  If the Company shall at any time after the Date of Grant issue Additional Common Shares (including Additional Common Shares deemed to be issued pursuant to Section 6(c) above, but excluding shares issued upon a share split or combination as provided in Section 6(f) below or as a dividend or distribution as provided in Section 6(g) below), without consideration or for a consideration per share less than the Fair Market Value per Common Share on the date of and immediately prior to such issuance, then and in such event the Exercise Price shall be reduced, concurrently with such issuance, to a price (calculated to the nearest US$0.01) determined by multiplying such Exercise Price by a fraction, the numerator of which shall be the sum of (A) the number of Common Shares outstanding, on a fully diluted basis, immediately prior to such issuance plus (B) the number of Common Shares that the aggregate consideration received by the Company for the total number of Additional Common Shares so issued would purchase at the Fair Market Value per Common Share and the denominator of which shall be the sum of (X) the number of Common Shares outstanding immediately prior to such issuance plus (Y) the number of such Additional Common Shares so issued.  Notwithstanding the foregoing, the applicable Exercise Price shall not be reduced if the amount of such reduction would be an amount less than US$0.01, but any such amount shall be carried forward and reduction with respect thereto made at the time of and together with any subsequent reduction which, together with such amount and any other amount or amounts so carried forward, shall aggregate US$0.01 or more.  The “Fair Market Value” per Common Share shall be determined by the Company and the Current Holder in good faith, provided however, if the Company on one hand, and the Current Holder on the other hand, cannot mutually agree on such value, such value shall be determined by a qualified, recognized appraiser of international standing (such as, by way of example only, the valuation group of an international accounting firm or a global investment bank with substantial experience in valuing companies) approved in good faith by the Company and the Holder.

(e)           Determination of Consideration.  For purposes of this Section 6, the consideration received by the Company for the issuance of any Additional Common Shares shall be computed as follows:

(1)           Securities.  The Fair Market Value of securities (other than Options, Convertible Securities and Rights, the value of which shall be determined in accordance with Section 6(e)(3) below) shall be determined as follows:

(i)    for securities not subject to investment letter or other similar restrictions on free marketability provided in subsection (ii) below: (A) if traded on a securities exchange or through the Nasdaq National Market, the value shall be deemed to be the average of the closing prices of the securities on such exchange or quotation system over the thirty (30) day period ending the three (3) days prior to the closing of the issuance of such Additional Common Shares; (B) if actively traded over-the-counter, the value shall be deemed to be the average of the closing bid or sale prices (whichever is applicable) over the thirty (30) day period ending three (3) days prior to the closing of the issuance of such Additional Common Shares; and (C) if there is no active public market, the value shall be fair market value thereof, as mutually determined in good faith by the Board of Directors of the Company and the Current Holder;

(ii)   the method of valuation of securities subject to investment letter or other restrictions on free marketability (other than restrictions arising solely by virtue of a shareholder’s status as an affiliate or former affiliate) shall be to make an appropriate discount from the market value determined as above in (i)(A), (i)(B) or (i)(C) to reflect the approximate fair market value thereof, as mutually determined in good faith by the Board of Directors and the Current Holder.

(2)           Cash, Property and Securities.  Such consideration shall:

(i)    insofar as it consists of cash, be computed at the net amount of cash received by the Company, excluding amounts paid or payable for accrued interest or accrued dividends;

(ii)   insofar as it consists of property other than cash, be computed at the fair market value thereof, as mutually determined in good faith by the Board of Directors and the Current Holder;

(iii)  insofar as it consists of securities (other than Options, Convertible Securities and Rights, the value of which shall be determined in accordance with Section 6(e)(3) below), be computed at the fair market value thereof, as determined in accordance with Section 6(e)(1) above; and

(iv)  in the event Additional Common Shares are issued together with other securities or other assets (including cash) of the Company for consideration which covers a combination of the foregoing, be the proportion of such consideration so received, computed as provided in clauses (i), (ii) and (iii) above.

(3)           Options, Convertible Securities and Rights.  The consideration per share received by the Company for Additional Common Shares deemed to have been issued pursuant to Section 6(c) above, relating to Options, Convertible Securities and Rights, shall be determined by dividing:

(i)    the total amount, if any, received or receivable by the Company as consideration for the issuance of such Options, Convertible Securities or Rights, plus the minimum aggregate amount of additional consideration (as set forth in the instruments relating thereto, without regard to any provision contained therein for a subsequent adjustment of such consideration) payable to the Company upon the exercise, conversion or exchange of such Options, Convertible Securities or Rights, by

(ii)   the maximum number of Common Shares (as set forth in the instruments relating thereto, without regard to any provision contained therein for a subsequent adjustment of such number) issuable upon the exercise, conversion or exchange of such Options, Convertible Securities or Rights.

(f)    Adjustment for Share Splits and Combinations.  If the Company shall at any time or from time to time after the Date of Grant effect a subdivision of the outstanding Common Shares, the Exercise Price in effect immediately before that subdivision shall be proportionately decreased.  If the Company shall at any time or from time to time after the Date of Grant combine the outstanding Common Shares, the Exercise Price in effect immediately before the combination shall be proportionately increased.  Any adjustment under this Section 6(f) shall become effective immediately following the close of business on the date the subdivision or combination becomes effective.

(g)   Adjustment for Certain Dividends and Distributions.  In the event the Company at any time or from time to time after the Date of Grant shall make or issue a dividend or other distribution payable in Additional Common Shares, then and in each such event the Exercise Price shall be decreased as of the time of such issuance, by multiplying such Exercise Price by a fraction (A) the numerator of which shall be the total number of Common Shares outstanding, on a fully diluted basis, immediately prior to such issuance and (B) the denominator of which shall be the total number of Common Shares outstanding immediately prior to such issuance plus the number of such Additional Common Shares issuable in payment of such dividend or distribution.

(h)   Adjustments for Other Dividends and Distributions.  In the event the Company at any time, or from time to time after the Date of Grant shall make or issue, a dividend or other distribution payable in securities of the Company other than Common Shares or other assets or properties, then and in each such event provision shall be made so that the holder of this Warrant shall receive upon exercise hereof in addition to the number of Warrant Shares receivable thereupon, the amount of securities of the Company or other assets or properties that such holder would have received had this Warrant been exercised on the date of such event and had thereafter, during the period from the date of such event to and including the Exercise Date, retained such securities receivable by such holder as aforesaid during such period giving application to all adjustments called for during such period, under this paragraph with respect to the rights of the holder of this Warrant.

(i)    Adjustment for Reclassification, Exchange or Substitution.  If the Warrant Shares issuable upon the exercise of this Warrant shall be changed into the same or a different number of shares of any class or classes of shares, whether by capital reorganization, reclassification, or otherwise (other than a subdivision or combination of shares, share dividend or reorganization, reclassification, merger, consolidation, scheme of arrangement or asset sale provided for elsewhere in this Section 6), then and in each such event the holder of this Warrant shall have the right thereafter to exercise this Warrant for the kind and amount of shares or other securities and property receivable upon such reorganization, reclassification, or other change as if such holder had exercised this Warrant immediately prior to such reorganization, reclassification, or change, all subject to further adjustment as provided herein or with respect to such other securities or property by the terms thereof.

(j)    Reorganizations, Mergers, Consolidations, Scheme of Arrangement or Asset Sales.  If at any time after the Date of Grant there is a merger, consolidation, scheme of arrangement, recapitalization, sale of all or substantially all of the Company’s assets or reorganization involving the Preferred Shares or Common Shares (collectively, a “Capital Reorganization”) (other than a merger, consolidation, scheme of arrangement, sale of assets, recapitalization, subdivision, combination, reclassification, exchange or substitution of shares provided for elsewhere in this Section 6), as part of such Capital Reorganization, provision shall be made so that the holder of this Warrant will thereafter be entitled to receive upon the exercise of this Warrant the number of shares or other securities or property of the Company to which a holder of the number of Warrant Shares deliverable upon exercise of this Warrant would have been entitled as a result of such Capital Reorganization, subject to adjustment in respect to such shares or securities by the terms thereof.  In any such case, appropriate adjustment will be made in the application of the provisions of this Section 6 with respect to the rights the holder of this Warrant after the Capital Reorganization to the end that the provisions of this Section 6 (including adjustment of the then-effective Exercise Price and the number of Warrant Shares issuable upon exercise of this Warrant) will be applicable after that event and be as nearly equivalent as practicable.  In the event that the Company is not the surviving entity of any such Capital Reorganization, this Warrant shall become a warrant of such surviving entity, with the same powers, rights and preferences as provided herein.

(k)   No Impairment.  The Company shall not, by amendment of its Articles or through any reorganization, transfer of assets, consolidation, merger, scheme of arrangement, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed by the Company under this Warrant, but will at all times in good faith assist in the carrying out of all of the provisions of this Section 6 and in the taking of all such actions as may be necessary or appropriate in order to protect the rights of the holders of this Warrants against impairment to the extent required hereunder.

(l)    Certificate as to Adjustments.  Upon the occurrence of each adjustment or readjustment of the Exercise Price pursuant to this Section 6, the Company at its expense shall promptly compute such adjustment or readjustment in accordance with the terms hereof and furnish to the holder of this Warrant a certificate setting forth such adjustment or readjustment and showing in detail the facts upon which such adjustment or readjustment is based and shall file a copy of such certificate with its corporate records.  The Company shall, upon the reasonable written request of the holder of this Warrant, furnish or cause to be furnished to such holder a similar certificate setting forth (i) such adjustments and readjustments, (ii) the then-effective Exercise Price and (iii) the number of Warrant Shares and the amount, if any, of other property which would then be received upon the exercise of this Warrant.  Despite such adjustment or readjustment, the form of this Warrant need not be changed to reflect any adjustments or readjustments to the Exercise Price in order for the adjustments or readjustments to be valid in accordance with the provisions of this Warrant, which shall control.

(m)                             Notice of Record Date.  In the event:

(A)                               that the Company declares a dividend (or any other distribution) on its Preferred Shares or Common Shares payable in Common Shares or other securities of the Company;

(B)                               that the Company subdivides or combines any of its outstanding Preferred Shares or Common Shares;

(C)                               of any reclassification of the Preferred Shares or Common Shares;

(D)                               of any Capital Reorganization; or

(E)                                of a dissolution, liquidation or winding up of the Company (whether voluntary or involuntary);

then the Company shall cause to be sent to the holder of this Warrant at such holder’s last addresses as shown on the records of the Company at least thirty (30) days prior to the record date specified in (1) or (2) below, a notice stating:

(1)                                 the record date of such dividend, distribution, subdivision or combination, or, if a record is not to be taken, the date as of which the holders of Preferred Shares or Common Shares of record to be entitled to such dividend, distribution, subdivision or combination are to be determined; or

(2)                                 the date on which such reclassification, Capital Reorganization, dissolution, liquidation or winding up is expected to become effective, and the date as of which it is expected that holders of Preferred Shares or Common Shares of record shall be entitled to exchange their Preferred Shares or Common Shares for securities or other property deliverable upon such reclassification, Capital Reorganization, dissolution or winding up.

(n)                                 Payment of Taxes.  The Company shall pay all taxes (other than taxes based on income) and other governmental charges that may be imposed with respect to the issue or delivery of the Warrant Shares upon the exercise of this Warrant, excluding any tax or other charge imposed in connection with any transfer involved in the issue and delivery of the Warrant Shares in a name other than that in which this Warrant was registered.

(o)                                 Reservation of Shares.  The Company shall at all times reserve and keep available out of its authorized but unissued Series E Preferred Shares, for the purpose of effecting the exercise of this Warrant, the full number of Warrant Shares issuable upon the exercise of this Warrant.

Section 7.                   Notice Certain Events.  In the event (i) the Company shall set a record date for the holders of any class of securities for the purpose of determining the holders thereof being entitled to receive any dividend or other distribution, or to receive any right to acquire any securities issued by the Company (a “Distribution”), (ii) of capital reorganization or reclassification of the stated capital of the Company (a “Capital Reorganization”), (iii) of Change of Control or the execution by the Company or any Subsidiary of any agreement committing the Company or such Subsidiary to engage in a Change of Control, or (iv) of liquidation, dissolution or winding up (whether voluntary or involuntary) of the Company (a “Liquidation Event”), the Company will mail or cause to be mailed to the Current Holder, at least thirty (30) days prior to the date therein specified, a notice specifying:

(a)                                 the date of any such Distribution and stating the amount and character of such Distribution;

(b)                                 the date on which any such Capital Reorganization, Change of Control or Liquidation is expected to become effective and stating the material terms and conditions of such Capital Reorganization, Change of Control or Liquidation; and

(c)                                  the date, if any, that the holders of record of the Company’s securities shall be entitled to exchange such securities for securities or other property deliverable as a result of any Distribution, Capital Reorganization, Change of Control or Liquidation.

Section 8.                   Compliance with the Securities Act; Transferability and Negotiability of Warrant; Disposition of Shares.

(a)                                 Compliance with the Securities Act.  The Current Holder, by acceptance hereof, agrees that (i) this Warrant and the Warrant Shares to be issued upon the exercise hereof are being acquired solely for its own account (or a trust account if the Current Holder is a trust) and not as a nominee for any other party and not with a view toward the resale or distribution hereof or thereof, and (ii) it will not offer, sell or otherwise dispose of this Warrant or any Warrant Shares to be issued upon the exercise hereof under any circumstances that would result in a violation of the Securities Act.  Upon the exercise of this Warrant, the Current Holder shall confirm in writing, in a form satisfactory to the Company, that the Warrant Shares so issued are being acquired solely for its own account (or a trust account if the Current Holder is a trust) and not as a nominee for any other party and not with a view toward resale or distribution thereof.  Any Warrant Shares issued upon the exercise hereof (unless registered under the Securities Act) shall, in addition to any other legends required by applicable state securities laws, be imprinted with a legend substantially similar to the following:

THE SHARES REPRESENTED BY THIS CERTIFICATE HAVE BEEN ACQUIRED FOR INVESTMENT PURPOSES ONLY AND HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”) OR THE SECURITIES LAWS OF ANY STATE IN THE UNITED STATES.  THE SHARES MAY NOT BE SOLD OR OFFERED FOR SALE IN THE ABSENCE OF SUCH REGISTRATION OR AN OPINION OF

COUNSEL SATISFACTORY TO THE COMPANY AND ITS COUNSEL THAT SUCH REGISTRATION IS NOT REQUIRED UNDER THE SECURITIES ACT.  COPIES OF THE AGREEMENTS COVERING THE PURCHASE OF THE SHARES AND RESTRICTING THEIR TRANSFER MAY BE OBTAINED FREE OF CHARGE BY WRITTEN REQUEST MADE BY THE HOLDER OF RECORD OF THIS CERTIFICATE TO THE SECRETARY OF THE COMPANY AT THE PRINCIPAL EXECUTIVE OFFICE OF THE COMPANY.

(b)                                 Transfer of Warrant.  The purchase right represented by this Warrant may be transferred, in whole or in part, by the Initial Holder in its sole discretion, either to its Affiliate or to one or more strategic investors selected by the Initial Holder.  The Company shall act promptly to record transfers of this Warrant on its books.

(c)                                  Disposition of Shares.  With respect to any offer, sale, transfer or other disposition of any Warrant Shares acquired pursuant to the exercise of this Warrant, prior to the registration of such Warrant Shares and except with respect to any offer, sale, transfer or other disposition of any Warrant Shares by the Current Holder to an Affiliate, the Current Holder agrees to give (i) written notice to the Company prior to such offer, sale, transfer or other disposition, describing briefly the manner thereof, and, (ii) if such transfer is not effected pursuant to Rule 144 promulgated under the Securities Act (“Rule 144”), upon the request by the Company, a written opinion of legal counsel for the Current Holder to the effect that such offer, sale or other disposition may be effected without registration or qualification (under the Securities Act or any other federal or state securities laws) of such Warrant Shares and indicating whether or not under the Securities Act certificates for such Warrant Shares to be sold or otherwise disposed of require any restrictive legend as to the applicable restrictions on transferability in order to ensure compliance with the Securities Act, which shall be reasonably satisfactory to the Company and its legal counsel.  Promptly upon receiving such written notice and reasonably satisfactory opinion, if so requested, the Company, as promptly as practicable, shall notify the Current Holder that the Current Holder may sell or otherwise dispose of such Warrant Shares, all in accordance with the terms of the notice delivered to the Company.  If a determination has been made pursuant to this Section 8(c) that the opinion of legal counsel for the Current Holder is not reasonably satisfactory to the Company and its legal counsel, the Company shall so notify the Current Holder promptly after such determination has been made.  Notwithstanding the foregoing, such Warrant Shares may be offered, sold or otherwise disposed of in accordance with Rule 144; provided that the Company shall have been furnished with such information as the Company may reasonably request to provide a reasonable assurance that the provisions of Rule 144 have been satisfied.  Each certificate representing the Warrant Shares thus transferred (except in the case of transfers pursuant to subsection (k) of Rule 144) shall bear a restrictive legend as to the applicable restrictions on transferability in order to insure compliance with the Securities Act, unless the aforesaid opinion of legal counsel for the Current Holder states that such legend is not required in order to comply with the Securities Act.  The Company may issue stop transfer instructions to its transfer agent in connection with the restrictions set forth in this Section 8(c).

Section 9.                   Rights of Shareholders.  No Current Holder shall be entitled to vote or receive dividends on, or for any purpose be deemed the holder of, the Warrant Shares issuable upon the exercise of this Warrant solely by reason of such Current Holder’s ownership of this Warrant, nor shall anything contained herein be construed to confer upon the Current Holder, as such, any of the rights of a shareholder of the Company or any right to vote for the election of directors or upon any matter submitted to shareholders at any annual or special meeting thereof, or to give or withhold consent to any corporate action (whether upon any recapitalization, issuance of shares, reclassification of shares, consolidation, merger, scheme of arrangement, transfer of assets or otherwise) or, except as expressly required herein, to receive notice of meetings, or to receive dividends or subscription rights until this Warrant shall have been exercised and the Warrant Shares issuable upon exercise hereof shall have become deliverable and the name of the Current Holder shall have been entered in the register of members of the Company as the registered holder of the Warrant Shares, as provided herein.

Section 10.            Replacement of Warrants. On receipt of documentation delivered to the Company by the Current Holder certifying as to the loss, theft, destruction or mutilation of this Warrant and, in the case of loss, theft or destruction, on delivery of an indemnity agreement reasonably satisfactory in form and amount to the Company or, in the case of mutilation, on surrender and cancellation of this Warrant, the Company at its expense shall execute and deliver to the Current Holder, in lieu of this Warrant, a new warrant of like tenor.

Section 11.            Exchange of Warrant.  Subject to the other provisions of this Warrant, on surrender of this Warrant for exchange, properly endorsed and subject to the provisions of this Warrant with respect to compliance with the Securities Act, the Company at its expense shall issue to or on the order of the Current Holder a new warrant or warrants of like tenor, in the name of the Current Holder or as the Current Holder may direct, for the number of Warrant Shares issuable upon exercise thereof.

Section 12.            Notices.  Any notice, demand, offer, request or other communication required or permitted to be given by the Company to the Current Holder, or vice versa, shall be in writing and shall be deemed to be given upon the earliest to occur of:

(a)                                 the date actually received;

(b)                                 one (1) business day after being delivered by facsimile (with receipt of appropriate confirmation);

(c)                                  three (3) business day after being deposited with a nationally recognized overnight courier service; or

(d)                                 five (5) business days after being properly addressed and deposited in the mail (first class with postage prepaid and return receipt requested).

Section 13.            Amendment or Waiver.  This Warrant and any term hereof may be amended, waived, or terminated upon written consent of the Company and the Current Holder.

Section 14.            Governing Law.

(a)                                 This Warrant shall be governed by, and construed and enforced in accordance with, the laws of New York.

(b)                                 The arbitration shall be conducted in Hong Kong under the auspices of the Hong Kong International Arbitration Centre (the “HKIAC”).  There shall be three arbitrators.  Each opposing party to a dispute shall be entitled to appoint one arbitrator, and the third arbitrator shall be jointly appointed by the disputing parties or, failing such agreement by 30 days after the appointment by each party of its arbitrator, the HKIAC shall appoint the third arbitrator.

(c)                                  The arbitration proceedings shall be conducted in English.  The arbitration tribunal shall apply the UNCITRAL Arbitration Rules as administered by the HKIAC at the time of the arbitration.

(d)                                 Each party hereto shall cooperate with the other in making full disclosure of and providing complete access to all information and documents requested by the others in connection with such arbitration proceedings, subject only to any confidentiality obligations binding on such party.

(e)                                  The award of the arbitration tribunal shall be final and binding upon the disputing parties, and the prevailing party or parties may apply to a court of competent jurisdiction for enforcement of such award.

(f)                                   The parties to the arbitration shall each pay an equal share of the costs and expenses of such arbitration, and each party shall separately pay for its respective counsel fees and expenses, provided, however, that the prevailing party in any such arbitration shall be entitled to recover from the non-prevailing party its reasonable costs and attorney fees.

Section 15.            Headings and Subheadings.  The headings and subheadings of the sections, paragraphs, subparagraphs, clauses and subclauses of this Warrant are for convenience of reference only and shall not define, limit or otherwise affect any of the provisions hereof.

Dated: March 5, 2014	XUNLEI LIMITED

/s/ Shenglong Zou
Name:
Title:

WITNESS:

/s/ Xiaoqing Wang
	Name:	Xiaoqing Wang
Address:

EXHIBIT A

NOTICE OF EXERCISE

TO:                           XUNLEI LIMITED

1.                                      The undersigned, [                                    ], being the Current Holder of the attached original, executed Series E Preferred Shares Purchase Warrant hereby irrevocably elects to exercise its purchase right under such Warrant with respect to                  Series E Preferred Shares, as defined in the Warrant, of Xunlei Limited.

2.                                      Please issue a share certificate or certificates representing the appropriate number of Series E Preferred Shares in the name of the undersigned and/or in such other names as is specified below and make entries in the register of members of Xunlei Limited to record and give effect to such issue of Series E Preferred Shares accordingly.

Name	Address	No. of Series E Preferred Shares

EXECUTED ON BEHALF OF THE CURRENT HOLDER BY:

By:
Name:
Title:

AND DATED:	, 20